Exhibit 13(c)

BLACKROCK FUNDS

Amendment No. 1 to the Amended and Restated Distribution and Service Plan

This Amendment No. 1, dated as of May 8, 2002, is executed by BlackRock Funds (the “Fund”).

WHEREAS, the Fund executed its Amended and Restated Distribution and Service Plan (the “Plan”) as of January 16, 1996; and

WHEREAS, since that date the names of certain entities referenced in the Plan have changed;

NOW, THEREFORE, the Fund hereby amends the Plan as follows:

1. All references to “Compass Capital Funds” in the Plan shall be changed to “BlackRock Funds”.

2. All references to “Compass Distributors, Inc.” in the Plan shall be changed to “BlackRock Distributors, Inc.”

3. All references to “Compass Capital Group, Inc.” in the Plan shall be changed to “BlackRock Advisors, Inc.”

4. All references to “CCG” in the Plan shall be changed to “BlackRock”.

Except to the extent amended hereby, the Plan shall remain unchanged and in full force and effect.

“BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

IN WITNESS WHEREOF, the Fund has caused this Amendment No. 1 to be executed by an officer duly authorized effective as of the day and year first above written.

BLACKROCK FUNDS

By:
Name Title:

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